Exhibit 99.1

      AptarGroup Reports Record Second Quarter Sales and Operating Income;
         Increases Dividend and Boosts Shares Authorized for Repurchase


    CRYSTAL LAKE, Ill.--(BUSINESS WIRE)--July 19, 2006--AptarGroup, Inc. (NYSE:ATR) today reported record second quarter sales and operating income. The Company's Board of Directors also increased the quarterly dividend by 10% and authorized the repurchase of an additional 2 million shares of common stock.

    SECOND QUARTER RESULTS

    For the quarter ended June 30, 2006, sales increased 12% to a record $398.6 million from $356.1 million in the prior year. Sales from acquired companies and increased demand for AptarGroup's dispensing systems across all business segments drove sales higher in the quarter. Sales from acquired companies added approximately $25.7 million, or 7%, to AptarGroup's revenue. Movements in currency rates had little effect on the second quarter sales.
    Operating income, which included a negative impact of $2.1 million related to the expensing of stock options that began in 2006, increased to a record $43.8 million, up from $41.1 million a year ago. Net income for the second quarter of 2006, including a $1.4 million negative effect of expensing stock options, was $27.7 million compared to $29.3 million a year ago, which included a positive effect of reduced income taxes of approximately $3.2 million related to research and development credits in the U.S. and tax changes in Italy. Diluted earnings per share decreased to $.77 per share (including the negative effect of $.04 per share related to expensing stock options) compared to $.81 per share in the prior year (including the positive effect of $.09 per share related to the reduced income taxes as described above). Acquisitions contributed approximately $.02 per diluted share to 2006 earnings.

    SIX MONTHS RESULTS

    For the six months ended June 30, 2006, sales increased 11% to a record $774.1 million from $700.1 million in the prior year. Changes in exchange rates had a negative impact on sales growth of approximately 2%. Sales improved over the prior year due to recent acquisitions, which added $51.3 million, or 7%, to AptarGroup's revenue, as well as increased product and custom tooling sales.
    Operating income, which included a negative impact of approximately $9.2 million related to the expensing of stock options that began in 2006, increased to a first half record of $76.2 million, up from $75.5 million a year ago. Net income for the first half of 2006, including a $6.0 million negative effect of expensing stock options, was $47.5 million compared to $51.4 million a year ago, which included the positive effect of reduced income taxes of approximately $3.2 million as described above. Diluted earnings per share decreased to $1.31 per share (including the negative effect of $.17 per share related to expensing stock options) compared to $1.41 per share (including the positive effect of $.09 per share related to the reduced income taxes as described above) in the prior year. For 2006, acquisitions contributed approximately $.04 per diluted share to earnings.

    MANAGEMENT COMMENT

    Commenting on the quarter, Carl A. Siebel, President and Chief Executive Officer, said, "We are pleased to report record sales and record operating income for the quarter in spite of the effect of expensing stock options this year. We are seeing positive contributions from the strategic acquisitions we made in the past year and we are pleased that demand for our innovative dispensing systems was strong in the quarter as sales were up over the prior year in each of our segments."
    Siebel added, "Our Beauty & Home segment sales grew due to acquisitions and increased demand for our fragrance/cosmetic pumps and sampling systems which more than offset soft aerosol valve sales to the U.S. household market. While Pharma segment sales increased over the prior year due to demand for our spray systems and pulmonary devices, profits were negatively affected by higher quality compliance costs. Closures segment sales increased primarily due to acquisitions and the pass-through of raw material cost increases."

    BUSINESS SEGMENT PERFORMANCE

    For the quarter, Beauty & Home segment sales increased 18% to $207.6 million from $175.9 million in the prior year and segment income increased to $19.8 million from $15.6 million in the prior year. For the first half of 2006, Beauty & Home segment sales increased 13% to $402.9 million from $355.0 million in the prior year and segment income increased to $36.4 million from $30.5 million in the prior year. Acquisitions accounted for $20.6 million and $43.2 million of Beauty & Home segment sales growth in the quarter and first six months, respectively.
    Closures segment quarterly sales increased 8% to $109.4 million from $101.7 million in the prior year and segment income decreased slightly to $12.2 million from $12.3 million a year ago. Closures segment sales for the first half of the year increased 9% to $214.9 million from $196.5 million in the prior year and segment income increased to $22.7 million from $20.6 million a year ago. Acquisitions accounted for $5.1 million and $8.1 million of Closures segment sales growth in the quarter and first half of the year, respectively.
    Pharma segment quarterly sales increased 4% to $81.5 million from $78.4 million in the prior year and segment income decreased to $19.8 million from $20.3 million a year ago. Pharma segment sales for the first half of the year increased 5% to $156.1 million from $148.5 million in the prior year and segment income increased slightly to $36.9 million from $36.6 million a year ago.

    OUTLOOK

    Siebel commented, "Looking to the third quarter, we believe demand for our dispensing systems across the different markets we serve, will contribute to sales growth over prior year levels in each of our business segments, before considering currency exchange rate movements."
    Siebel concluded, "While the competitive environment remains challenging, we also face the rising costs of raw materials, transportation, energy, and quality compliance, particularly in the Pharma segment. However, these are not new challenges to us and we will continue to aggressively control costs and as market conditions allow, increase prices to mitigate the adverse effects of the increased cost of doing business. We expect diluted earnings per share for the third quarter of 2006, including the adverse effect of expensing stock options of approximately $.04 per share, to be in the range of $.74 to $.79 per share compared to $.69 per share in the prior year."

    CASH DIVIDEND INCREASE AND SHARE REPURCHASE PROGRAM

    The Board of Directors increased the quarterly dividend by 10% to $.22 per share, payable August 22, 2006 to shareholders of record as of August 1, 2006. The increase brings the annual dividend rate to $.88 per share from $.80 per share.
    During the quarter, the Company repurchased approximately 346,000 shares of common stock leaving approximately 700,000 shares authorized for repurchase at the end of the second quarter. The Board today approved the repurchase of an additional 2 million shares.
    Siebel commented, "Once again, our strong financial position and cash generating ability allows us to return value to shareholders with increased dividends and additional share repurchases. We are pleased that with our strong balance sheet, we can improve shareholder value with such actions and remain well positioned to take advantage of strategic opportunities as they present themselves."

    OPEN CONFERENCE CALL

    There will be a conference call on Thursday July 20, 2006 at 8:00 a.m. CDT to discuss the Company's second quarter results for 2006. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptargroup.com. Replay of the conference call can also be accessed on the Investor Relations page of the web site.

    AptarGroup, Inc. is a leading global supplier of a broad range of innovative dispensing systems for the fragrance/cosmetic, personal care, pharmaceutical, household and food/beverage markets. AptarGroup is headquartered in Crystal Lake, Illinois, with manufacturing facilities in North America, Europe, Asia and South America. For more information, visit the AptarGroup web site at www.aptargroup.com.

    This press release contains forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management's beliefs as well as assumptions made by and information currently available to management. Accordingly, AptarGroup's actual results may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist including, but not limited to, those related to overall business conditions in the various markets in which AptarGroup operates, the competitive marketplace, fiscal and monetary policy, changes in foreign exchange rates, direct or indirect consequences of acts of war or terrorism, labor relations and other risks and uncertainties discussed from time to time in AptarGroup's filings with the Securities and Exchange Commission, including its Form 10-K's and 10-Q's. Readers are cautioned not to place undue reliance on forward-looking statements.


                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)

                 (In Thousands, Except Per Share Data)
                   CONSOLIDATED STATEMENTS OF INCOME

                              THREE MONTHS ENDED    SIX MONTHS ENDED
                                   JUNE 30,             JUNE 30,
                              -------------------  -------------------
                               2006 (1)   2005      2006 (2)    2005
                              --------- ---------  --------- ---------

Net Sales                     $398,625  $356,112   $774,093  $700,111
Cost of Sales (exclusive
 of depreciation
 shown below)                  268,518   238,641    522,304   471,119
Selling, Research &
 Development and
Administrative                  58,087    51,060    120,457   102,700
Depreciation and Other
 Amortization                   28,250    25,282     55,163    50,814
                              --------- ---------  --------- ---------
Operating Income                43,770    41,129     76,169    75,478
Other Income/(Expense):
  Interest Expense              (3,897)   (3,026)    (7,707)   (5,764)
  Interest Income                  830       747      1,741     1,562
  Equity in Results of
   Affiliates                      137       503        243       835
  Minority Interests               (86)       71       (132)       71
  Miscellaneous, net              (422)     (533)      (935)     (838)
                              --------- ---------  --------- ---------
Income before Income Taxes      40,332    38,891     69,379    71,344
Provision for Income Taxes      12,664     9,567     21,901    19,952
                              --------- ---------  --------- ---------
Net Income                     $27,668   $29,324    $47,478   $51,392
                              ========= =========  ========= =========

Net Income per Share - Basic     $0.79     $0.83      $1.35     $1.45
                              ========= =========  ========= =========
Net Income per Share - Diluted   $0.77     $0.81      $1.31     $1.41
                              ========= =========  ========= =========

Average Number of Shares -
 Basic                          35,039    35,226     35,057    35,431
Average Number of Shares -
 Diluted                        35,861    36,321     36,189    36,526

Notes to Condensed Consolidated Financial Statements:

(1) - For the second quarter 2006, the following amounts related to stock option expenses are included in the respective lines of the above table: Cost of Sales ($.2 million), Selling, Research & Development and Administrative ($1.9 million), Income Before Income Taxes ($2.1 million), Net Income ($1.4 million), and Net Income per Share - Basic and Diluted ($.04 per share).

(2) - For the first six months of 2006, the following amounts related to stock option expenses are included in the respective lines of the above table: Cost of Sales ($.5 million), Selling, Research & Development and Administrative ($8.7 million), Income Before Income Taxes ($9.2 million), Net Income ($6.0 million), and Net Income per Share - Basic and Diluted ($.17 per share).



                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                      CONSOLIDATED BALANCE SHEETS

                                      June 30, 2006  December 31, 2005
ASSETS

Cash and Equivalents                      $121,897           $117,635
Receivables, net                           318,290            260,175
Inventories                                208,576            184,241
Other Current Assets                        51,871             43,240
                                  -----------------  -----------------
  Total Current Assets                     700,634            605,291
Net Property, Plant and Equipment          574,181            536,820
Goodwill, net                              202,090            184,763
Other Assets                                30,023             30,445
                                  -----------------  -----------------
Total Assets                            $1,506,928         $1,357,319
                                  =================  =================

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-Term Obligations                    $122,322           $102,103
Accounts Payable and Accrued
 Liabilities                               255,911            218,659
                                  -----------------  -----------------
  Total Current Liabilities                378,233            320,762
Long-Term Obligations                      142,324            144,541
Deferred Liabilities                        86,541             82,628
                                  -----------------  -----------------
Total Liabilities                          607,098            547,931
Stockholders' Equity                       899,830            809,388
                                  -----------------  -----------------
Total Liabilities and
 Stockholders' Equity                   $1,506,928         $1,357,319
                                  =================  =================



                           APTARGROUP, INC.
        Condensed Consolidated Financial Statements (Unaudited)
                              (continued)
                            (In Thousands)
                          SEGMENT INFORMATION

                              Three Months Ended    Six Months Ended
                                   June 30,             June 30,
                              -------------------  -------------------

                                2006      2005       2006      2005
                              --------- ---------  --------- ---------
SALES

Beauty & Home                 $211,113  $178,024   $409,035  $358,966
Closures                       109,731   102,148    215,460   197,301
Pharma                          81,686    78,862    156,643   149,576
Other                              386       337        612       666
                              --------- ---------  --------- ---------
Total Sales                   $402,916  $359,371   $781,750  $706,509
                              ========= =========  ========= =========

INTERSEGMENT ELIMINATIONS

Beauty & Home                  $(3,530)  $(2,140)   $(6,144)  $(3,975)
Closures                          (289)     (411)      (530)     (819)
Pharma                            (225)     (470)      (568)   (1,102)
Other                             (247)     (238)      (415)     (502)
                              --------- ---------  --------- ---------
Total Intersegment
 Eliminations                  $(4,291)  $(3,259)   $(7,657)  $(6,398)
                              ========= =========  ========= =========

NET SALES

Beauty & Home                 $207,583  $175,884   $402,891  $354,991
Closures                       109,442   101,737    214,930   196,482
Pharma                          81,461    78,392    156,075   148,474
Other                              139        99        197       164
                              --------- ---------  --------- ---------
Total Net Sales               $398,625  $356,112   $774,093  $700,111
                              ========= =========  ========= =========

SEGMENT INCOME (1)

Beauty & Home                  $19,752   $15,585    $36,385   $30,481
Closures                        12,186    12,349     22,723    20,611
Pharma                          19,848    20,293     36,911    36,557
Corporate Expenses and
 Other (2)                      (8,387)   (7,057)   (20,674)  (12,103)
                              --------- ---------  --------- ---------
Income before Interest and
 Taxes                          43,399    41,170     75,345    75,546
Less: Interest Expense, Net      3,067     2,279      5,966     4,202
                              --------- ---------  --------- ---------
Income before Income Taxes     $40,332   $38,891    $69,379   $71,344
                              ========= =========  ========= =========

Notes to Condensed Consolidated Financial Statements:

(1) - The Company evaluates performance of its business units and allocates resources based upon income before interest expense in excess of interest income, stock option and corporate expenses, income taxes and unusual items.

(2) - For the second quarter and first six months of 2006, Corporate Expenses and Other includes the total amounts related to stock option expenses of $2.1 million and $9.2 million, respectively.


    CONTACT: AptarGroup, Inc.
             Stephen J. Hagge, 815-477-0424